                              CONSULTANCY AGREEMENT
                              ---------------------


          THIS AGREEMENT made as of and to have effect from the 16th day of October, 2002

BETWEEN:

          HORSEPOWER  BROADCASTING  NETWORK  (HBN) INTERNATIONAL LTD., a company
          -----------------------------------------------------------
          duly incorporated in the Province of Quebec under the Canada Business Corporation Act, which is a wholly-owned subsidiary of Sungold Entertainment Corp., a company duly incorporated under the laws of the Province of British Columbia, and hav-ing its registered and records office at Suite 500 - 666 Burrard Street, Vancouver, B.C., V6C 3P6

          (hereinafter called the "Company" or "HBN")

                                                               OF THE FIRST PART

AND:

          ROBERT D. ZIELKE, of
          ----------------
          3353 Lyon Drive, Lexington, Kentucky, USA  40513

          (hereinafter called the "Consultant")

                                                              OF THE SECOND PART


          WHEREAS:

A. The Horsepower(TM) virtual horseracing game is available on the internet and the Company is in the business of operating the game as a U.S. Dollar wagering site;

B. The Company and the Consultant wish to enter into a Consulting Agreement on the terms and conditions hereinafter set forth;

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants and agreements hereinafter contained, the parties hereto have agreed as follows:

1.     CONSULTANT AND DUTIES
       ---------------------

1.01 The Consultant shall act and be retained by the Company as an independent contractor and be responsible for securing new racetracks to sign on under an approved HBN contract as full Horsepower2 Wagering Affiliates, offering the HP2 Progressive, pari-mutuel jackpot wager at all of their licensed pari-mutuel facilities during their live and simulcast periods subject to their local regulations and subject to receiving full approval from their local regulators. Horsepower Broadcasting Network International Limited (HBN), a federally registered Canadian Corporation doing business as www.horsepower2.com
                                                             -------------------
on the internet under license by Kahnawake Gaming Commission and will have the obligation, duties, authority and power to provide services to the company as Consultant, such services to include but not be limited to the following:

     (i) initiate negotiations with interested parties, present the Horsepower pari-mutuel wagering opportunity and promptly identify any such parties to HBN's President Kim Noble Hart in writing and with an expression of interest from such a potential North American Racetrack Horsepower Affiliate on their Racetrack letterhead by fax or international courier service for consideration.

     (ii) disseminating the HBN opportunity to licensed industry leaders, owners, trainers (where appropriate) and breeders.

1.02 In conducting his duties under this agreement, the Consultant will report to the Company's President and CEO Kim Noble Hart and will act consistently with such of the Company's directives and policies as are made known to him.

1.03 The Consultant will perform the duties set out above (collectively the "Services") and protect the confidentiality of all Horsepower(TM) confidential information.

1.04 The consultant shall not be required to devote his attention full time to providing the Services, but shall devote such time as is necessary to promote the Horsepower pari-mutuel wagering opportunity to all North American Racetracks in a timely and professional manner.


2.     TERM
       ----

2.01 The effective date of this agreement is October 16th, 2002 and shall be for an initial term of five years and thereafter shall continue until terminated as provided for in this agreement. Termination shall not affect the obligation of the Company to pay remuneration under Article 3.

3.     REMUNERATION
       ------------

3.01 The remuneration to be paid to the Consultant for all the services rendered by him under this agreement shall be:

     (a) a basic fee of one half of one percent (0.5%) of the gross HP2 racetrack wagering of any HBN approved North American Racetrack formally introduced and identified to the Company by Consultant, which fee shall continue to accrue and be paid by company for a period of sixty months from the first day HBN approved wagering begins in earnest at their facilities for a period of sixty months from the first day HBN approved wagering begins in earnest at their facilities under the regulation and supervision of their local pari-mutuel authority. This fee shall be paid on the 15th day of each month for the fee accrued in the prior month.

     (b) a basic fee of $75,000 once HBN has approved formally the official pari-mutual offering of HP2 Progressive Jackpot wagering at each recognized, and HBN approved Thoroughbred, Standardbred or Greyhound Racetrack in North America formally introduced and identified to the Company by Consultant. Such fee shall be paid on the first day HBN wagering begins in earnest at the facility. This fee shall be paid for each such track.

     (c) a Stock Option Agreement to purchase a total of Three Hundred Thousand (300,000) common shares in the capital of the Company at a price of $0.15 US per share exerciseable on or before October 16th, 2007


3.02 The fees payable to the Consultant may be altered, by mutual agreement between the parties in writing, executed by the parties hereto.

3.03     The  entire  Item  3  of this present agreement (that is, subparagraphs
3.01 through 3. is deemed by the parties to this agreement to be a material provision of this agreement.

3.04 The company shall reimburse the Consultant for all reasonable out of pocket expenses, incurred in performance of the services to a monthly maximum of $1,000 in receipted expenses. All expenses in excess of $1,000.00 in any month shall require prior approval by company before the expense is incurred by Consultant.


4.     NON-WAIVER
       ----------

4.01 No consent or waiver, express or implied, by any party to or of any breach or default by the other party in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure of act of the other of them, or to declare the other party in default irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder or of the right to then or subsequently declare a default.

5.     PRIOR AGREEMENTS
       ----------------

5.01 Save and except for the express provisions of this agreement, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the employment of the Consultant by the Company are hereby terminated and canceled.

6.     SEVERABILITY
       ------------

6.01 If any covenant or agreement herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the enforceability or validity of any other covenant or agreement of this Agreement or any part thereof, and any such covenant or agreement may be severed from this Agreement without affecting the remainder of the Agreement.

7.     GOVERNING LAW
       -------------

7.01 The provisions of this agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia, Canada.

8.     NOTICE
       ------

8.01 Any notice or other communication required or permitted to be given hereunder shall be in writing and may be validly given either if delivered personally, telexed, telegrammed, sent by facsimile, or mailed by prepaid registered airmail, addressed to the Consultant or to the Company at their addresses hereinbefore appearing. Any notice or other communication aforesaid if delivered shall be deemed to have been given or made on the date on which it was delivered, or if mailed as aforesaid shall be deemed to have been given or made on the fifth business day following the day on which it was mailed.
PROVIDED THAT if the notice is posted at the time of threatened or actual disruption in postal services whether by reason of labor dispute or otherwise, any notice so posted shall not be deemed to have been given until actually received; and if a notice is delivered on a date that is a Saturday or holiday. Notwithstanding the foregoing, any notice between the parties hereto may be given by transmitting it via e-mail, facsimile or telefax to the email address, facsimile or telefax number of the other party as above given, or as changed by either party from time to time in accordance herewith, and by sending it in hard copy, duly executed, simultaneously to the other party by means of international courier service (such as FedEx, DHL, or Purolater) and any such notice so transmitted and sent shall be deemed to have been given, and any relevant time periods running from its delivery shall be deemed to commence on the day of its delivery to the other party by said international courier service, the delivery records of any such international courier service being deemed definitively dispositive of the date of delivery by the parties hereto. Any party to this agreement may change its address, e-mail address or facsimile or telefax number for service from time to time by notice given in accordance with the foregoing.

9.     HEADINGS
       --------

9.01 The headings to the clauses in this agreement have been inserted as a matter of convenience and for reference only and in no way define, limit, or enlarge the scope or meaning of this agreement or any provision hereof.

10.     CONFIDENTIAL INFORMATION
        ------------------------

10.01 The parties hereto acknowledge and agree that the Consultant by virtue of his position with the Company will have access to confidential and secret information and therefore the Consultant agrees that during the term of this agreement and on termination, for any reason whatsoever, it will not divulge or utilize to the detriment of the Company any of such confidential or secret information so obtained.


11.     TERMINATION OF AGREEMENT
        ------------------------

11.01 Notwithstanding any other provision herein, it is understood and agreed by and between the parties hereto that the Consultant may terminate this agreement in its entirety by giving the Company not less than one hundred and eighty (180) days written notice of such intention to terminate; provided, however, such termination shall affect the obligation of Company to pay Consultant the amounts set forth in Article 3 above.

11.02 The Company may also terminate this agreement in its entirety, for cause by giving the Consultant not less than one hundred and eighty (180) days written notice of such intention to terminate; provided, however, such termination shall affect the obligation of company to pay consultant the amounts set forth in Article 3 above.

11.03 It is specifically agreed between the parties to this agreement that, notwithstanding the termination of this agreement for any reason whatsoever, in the event of a sale of a private placement of common shares of the parent company shares (Sungold Entertainment Corp: SGGNF, to a party (or any related legal entity, director, officer, shareholder, or employee or other related person of such a party) introduced and identified to the Company by Consultant, the remuneration payable to the Consultant shall be five percent of the net placement amount paid over to the Consultant or his assignee as provided hereinabove in Item 3 of this agreement.

12.     .AGREEMENT VOLUNTARY AND EQUITABLE
        ----------------------------------

12,01 The Company and the Consultant acknowledge and declare that in executing this agreement they are each relying wholly on their own judgment and knowledge and have not been influenced to any extent whatsoever by any representations or statements made by or on behalf of the other party regarding any matters dealt with herein or incidental hereto.

12.02 The Company and the Consultant further acknowledge and declare that they will each have carefully considered and understand the terms contained in the agreement including, but without limiting the generality of the foregoing, the Consultant's rights upon termination and the restrictions on the Consultant after termination, and acknowledge and agree that the said terms of this agreement and rights and restrictions upon termination are mutually fair and equitable, and that they execute this agreement voluntarily and of their own free will.


13.     TIME IS OF THE ESSENCE
        ----------------------

13.01 Time is of the essence in the performance of the agreement by the parties hereto.

14.     AMENDMENTS
        ----------

14.01 Except as otherwise provided herein, this agreement may only be modified or amended by a written agreement duly executed by each party.

15.     ENTIRE AGREEMENT
        ----------------

15.01 This agreement and the instruments and schedules referred to herein constitute the entire agreement between the parties with respect to the subject matter of the agreement and supercede all prior agreements, undertakings negotiations and discussions, whether oral or written, between the parties and there are no warranties, conditions, representations or other agreements between the parties in connection with the subject matter of this agreement, except as specifically set forth herein.


16.     SUCCESSORS AND ASSIGNS
        ----------------------

16.01 This agreement and everything contained herein shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

17.     INDEPENDENT ADVICE
        ------------------

17.01 The Consultant has been asked to obtain independent legal advice before signing this agreement.

18.     ACKNOWLEDGEMENT
        ---------------

18.01 Each of the parties to this agreement hereby acknowledges that it or he has read this agreement, understands it and agrees to be bound by it.

18.02 The Company hereby warrants and represents that it has entered into this agreement pursuant to a duly approved unanimous resolution of its Board of Directors in accordance with the laws of Canada and it shall not at any time assert that its entering into this agreement was either not authorized or an ultra vires act. This subparagraph 18.02 is deemed by the parties to this agreement to be a material provision of this agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HORSEPOWER BROADCASTING NETWORK
(HBN) INTERNATIONAL LTD.


Per: /s/ Kim N. Hart
     _________________________
     Kim N. Hart, President & CEO

The terms and conditions of this letter agreement are hereby accepted and agreed to this 16th day of October 2002.


            /s/ Robert D. Zielke
            __________________________
            Robert D. Zielke
               "Consultant"


SIGNED, SEALED AND DELIVERED
in the presence of:
                                   )
                                   )
/s/ Dianne M. Wagner               )
-----------------------------------)
Name of witness:                   )
                                   )          /s/ Dianne M. Wagner
                                   )          -----------------------
                                   )          Signature of Witness
250 W. Main Street, Ste. 1600      )
-----------------------------------)
Address of witness:                )
Lexington, KY  40507-1746


This is page 7 to that certain Consulting Agreement dated as of October 16th, 2002 between
HORSEPOWER BROADCASTING NETWORK (HBN) INTERNATIONAL LTD.
and ROBERT D. ZIELKE, CONSULTANT.